Exhibit 99.1

For Immediate Release

NEWS RELEASE

Contact:
Alexander Nickolatos
Chief Financial Officer
FracRock International, Inc.
(281) 531-7200 x155 or
anickolatos@fracrockintl.com

Vision Global Solutions, Inc. Agrees to Acquire FracRock International, Inc.
Eco-Friendly Oilfield Technology Company Plans to go Public

Houston, Texas  – September 18, 2013:  FracRock International, Inc., an environmentally conscious oilfield service and technology company (“FRI”)  and Vision Global Solutions, Inc. (OTC:VIGS.OB) (“Vision”), today announced that a definitive agreement has been signed (the “Merger Agreement”) pursuant to which Vision will acquire FRI in a stock-for-stock transaction (the “merger”).  After completion of the merger and the other transactions contemplated thereby, the combined company will be named Eco-Stim Energy Solutions, Inc. (“ESES”). Prior to the merger, Vision will undertake a 480:1 reverse stock split.

Bjarte Bruheim, a co-founder of Petroleum Geo-Services (“PGS”), Electromagnetic Geoservices (“EMGS”), Spinnaker Exploration Company and Spring Energy, is a 30-year oil and gas technology veteran who now serves as the Chairman of FRI.  Mr. Bruheim stated, “This merger is the next step in progressing the FRI business plan as we are now focused on building backlog for our proprietary unconventional field management system while bringing an eco-friendly well stimulation and completion service offering to the international markets.  The unconventional field management system and related technology platform has the potential to reduce the cost of completing unconventional wells and improving the estimated ultimate recovery rate for hydrocarbons, or EUR.  This technique will allow operators to measure the production coming from each stage of their unconventional wells in comparison to the proprietary geophysical predictive maps provided by FRI before the well is completed.  Over time and in new areas, this field management system should allow operators to focus their frac stages in the zones that have the highest probability of good production.”

J. Chris Boswell, FRI’s president and chief executive officer stated: “FRI’s business plan involves bringing the very best practices from the unconventional shale developments established in the United States to the state-owned oil and gas companies now working to develop their own shale oil and gas reserves.  Our management team has over 200 years of collective experience managing international oilfield-service businesses and we understand the risks of operating in these international markets.  We are currently in discussion with customers regarding pending term sheets and contract opportunities in Latin America.  This merger will provide FRI a public platform so that capital can be accessed more quickly to support the purchase of equipment needed to execute multi-year service contracts as we secure them.  Our ‘Field Management System’ is expected to differentiate our services from our competitors by offering our clients an efficient methodology to obtain a better understanding of the unconventional fields they are developing while providing a best-in-class service offering.”

Pursuant to the Merger Agreement and the other transactions contemplated thereby, the officers and directors of FRI will become the officers and directors of Vision upon consummation of the merger.  A brief biography of FRI’s board of directors and senior management team is summarized below.

Board of Directors

Bjarte Bruheim, Executive Chairman

Bjarte Bruheim has served as chairman of the board for FRI since December, 2011.  He has over 30 years of international management experience and is also a serial entrepreneur.  He has worked in executive management at Schlumberger (“SLB”) and co-founded Petroleum Geo-Services (“PGS”), Spinnaker Exploration Company, Electromagnetic Geoservices ASA (“EMGS”), Eastern Echo and Spring Energy. He also completed a successful turnaround for ODIM ASA, a stressed entity which was later sold to Rolls Royce.  He has served as the executive chairman of EMGS since 2007, and is on the board of Norse Energy, an E&P company operating in the Marcellus Shale.  He has been involved at the board level in value creation for many energy and energy service-related companies since 1991.

Jon Christopher Boswell, Director, President & Chief Executive Officer

Chris Boswell has served as president and chief executive officer of FRI since December, 2011.  He has also served as a director during the same time period.  Prior to FRI, from 2009 to 2011, Mr. Boswell served as chief financial officer for Neos-GeoSolutions, a Silicon Valley-backed oilfield-technology company (“Neos”).  Prior to Neos, from 2003 to 2009, he served as chief financial officer for Particle Drilling Technologies, an oilfield services and technology company (“Particle”).  Prior to Particle, he served as senior vice president and chief financial officer of Petroleum Geo-Services ASA (“PGS”) from December, 1995 until October, 2002.

PGS grew from a small enterprise in 1994, when Mr. Boswell joined the company, to a $1 billion annual revenue enterprise with a peak enterprise value of $6 billion.  In all, during his tenure as CFO at PGS, Mr. Boswell directed financings for over $3 billion of capital expenditures to facilitate PGS’ growth.  Additionally during 1995, Mr. Boswell and other senior executives at PGS developed the concept to create a unique oil and gas company using a non-exclusive license in PGS’ seismic data library as seed capital.  This company became Spinnaker Exploration company, which was then sold to Statoil for approximately $2.5 billion.

Mr. Boswell began his career at Arthur Andersen & Co. and later served in management positions with Price Waterhouse in Houston, Texas.  Mr. Boswell is a 1985 graduate of the University of Texas at Austin.

Jogeir Romestrand, Director

Mr. Romestrand is the owner and director of the Norwegian private investment firm Rome AS.  Mr. Jogeir Romestrand served as an independent member of the board of directors of Polarcus Ltd from September 12, 2009 until April 26, 2012.  He also served as a member of the Polarcus Ltd’s audit committee.  He has over 20 years of experience within marine technology and previously worked in various management capacities within the ODIM Group, most recently as chief executive officer and president of ODIM ASA.

Carlos Fernandez, Director

Mr. Fernandez has 30 years of experience in the oil and gas industry and over 27 years of experience in various executive management and sales positions with a proven track record of delivering results and increasing revenues, profit and market share in multi-million dollar international organizations.  From January 2010 to present, he has been working as general manager – Latin America for NEOS GeoSolutions and has developed excellent relationships with the local energy ministries in Brazil, Ecuador, Colombia and Argentina and has strong relationships with most local energy companies.  From 2006 to 2009, he served as senior vice president of business development for 3DGeo, and from 1996 to 2006 he served as general manager – Latin America for Paradigm Geophysical.  From 1990 to 1995, Mr. Fernandez served as president of Petroleum Information Argentina.  From 1979 through 1990, he held various leadership positions with seismic technology and seismic computing companies such as Silicon Graphics.

Thomas Hardisty, Director

Thomas E. Hardisty has served as the vice president for land and business development at Davis Petroleum Corp. and Davis Offshore, LP (“Davis”) since September, 2009.  He is a seasoned energy executive with 29 years of experience in the E&P industry.  Prior to his tenure at Davis from January, 2009, to September, 2009, Mr. Hardisty was vice president for land and business development for Kerogen Resources, Inc.  From 2003 to January 2009, Mr. Hardisty served as senior vice president of Particle Drilling Technologies, Inc., an early-stage oilfield service company (“Particle”).  At Particle, Hardisty also served as a director and as corporate secretary.  Prior to that position, he served in land management and executive positions with Shoreline Partners, Benz Energy, and PetroCorp Inc.

Mr. Hardisty is an active member of the American Association of Professional Landmen (AAPL), Houston Association of Professional Landmen (HAPL), the Houston Producers Forum (HPF) as well as other industry organizations.  At HAPL, Hardisty has twice served as a director and as chairman of numerous educational and membership committees.  Hardisty obtained  a BBA/Petroleum Land Management degree from the University of Texas at Austin in 1984.

Senior Management

Eamon Flynn, Vice President of Operations

Mr. Flynn focuses on delivering high quality, technologically advanced and cost-effective services that are environmentally responsible.  Mr. Flynn brings over 30 years of operations-management experience to FRI.  His previous service with Baker Hughes, BJ Services and Tucker Energy Services has provided him valuable operational experience in the USA, Middle East, Far East, and Central and South America.  At Baker Hughes, Mr. Flynn was responsible for the global pressure-pumping asset pool and he was in charge of setting up frac operations in new international locations.

Mark Stevenson, Vice President of Marketing & Geophysics

Mark Stevenson brings a wealth of experience to FRI regarding gas-shale characterization during his tenure as CEO of Geo-Texture Technologies (Geo-Texture), which he founded in 2003.  Under his direction, Geo-Texture was the first company to commercialize 3D seismic post-stack geometric attribute-generation techniques, which are used to improve imaging of shale gas and tight oil formations.  The technology Mr. Stevenson helped to develop has been successfully applied to assist E&P companies in identifying "sweet spots," fractures, and for the optimal placement of frac stages.  The geophysical expertise acquired from these techniques will prove very useful to FRI's clients.

Alexander Nickolatos, Chief Financial Officer

Mr. Nickolatos has over 12 years of experience in finance and accounting.  He was previously the director of financial planning and analysis at NEOS GeoSolutions.  During his time at NEOS, he also served as controller and treasurer while helping to raise and manage over $500 million from private investors, including Bill Gates, Kleiner Perkins and Goldman Sachs.  He was instrumental in implementing FRI’s subsidiary exploration activities in Argentina and forming an assignment to ExxonMobil.  Prior to joining NEOS, he worked for Arthur Andersen and PricewaterhouseCoopers.  Mr. Nickolatos is a Certified Public Accountant and holds a bachelor’s degree in Business Administration, summa cum laude, from Walla Walla University.

Safe Harbor Statement

Except for historical information contained herein, the statements contained herein related to the merger and the transactions contemplated by the Merger Agreement are forward-looking statements that are made in reliance on the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements of Vision and FRI are subject to a number of risks and uncertainties that may cause Vision’s and FRI’s actual results in future periods to differ materially from the forward-looking statements.  Such risks and uncertainties may include, but are not limited to, FRI’s need to raise equity capital and its ability to obtain equity financing on acceptable terms, if at all, a severe worldwide slowdown in the energy services sector, working capital constraints, fluctuations in customer demand and commitments, fluctuation in quarterly results due to the timing of orders and FRI’s capacity to fulfill them, introduction of new services, commercial acceptance and viability of new services, cancellations of orders without penalties, pricing and competition, reliance upon subcontractors, the ability of FRI’s customers to finance their purchases of FRI’s services, the timing of new technology and product introductions, the risk of early obsolescence, and the risk that the proposed merger is not consummated.  Further, FRI is an early stage company that operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond FRI’s control such as announcements by competitors and service providers.  These and other risks are further described in Vision’s annual, quarterly and other reports filed with the Securities and Exchange Commission.  In addition, Vision and FRI may be subject to currently unforeseen risks that may have a materially adverse effect on them.  Neither Vision nor FRI undertakes any duty to publicly update these statements except as required by law.

About FracRock International, Inc.

FracRock International, Inc. is an environmentally conscious oilfield service and technology company focused on providing the latest well stimulation and completion techniques to international unconventional markets currently being developed. Through the Company’s unique Eco-StimSM service, FracRock and its partners will deliver more “ecologically friendly” well stimulation services expected to be in high demand worldwide.

Company Contact:
Alexander Nickolatos, Chief Financial Officer, FracRock International, Inc.
(281) 531-7200 x155 or anickolatos@fracrockintl.com

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